Exhibit 99.(H)(10)

Certain identified information has been excluded from the exhibit because it is both not material and the type that the Registrant treats as private or confidential.

Execution Version

SECURITIES LENDING AUTHORIZATION AGREEMENT

AGREEMENT, dated as of October 17, 2024, between WisdomTree Trust (the “Trust”), on behalf of each of its series identified on Attachment 1 hereto, as amended, modified or supplemented by the parties hereto from time to time (each a “Lender” and collectively the “Lenders”) and The Bank of New York Mellon (“Bank”).

PRELIMINARY STATEMENT

A majority of each Lender’s independent directors have specifically determined that (i) the Program (defined below) is in the best interest of each Lender and its shareholders; (ii) the services to be performed by the Bank are appropriate for each Lender; (iii) the nature and the quality of the services provided by the Bank are at least equal to those provided by others offering the same or similar services for similar compensation; and (iv) the fees for the Bank’s services are fair and reasonable in light of the usual and customary charges imposed by others for services of the same nature and quality. Trust, on behalf of each Lender, desires to authorize Bank, on an exclusive basis, to establish, manage and administer a securities lending program, subject to the terms and conditions of this Agreement, with respect to some or all of the lendable securities of Lenders held by Bank or any Subcustodian (the “Program”).

Accordingly, in consideration of the mutual promises and covenants contained in this Agreement, and intending to be legally bound, Bank and the Trust, on behalf of each Lender, agree as follows:

ARTICLE I

DEFINITIONS

Whenever used in this Agreement, the following words shall have the meanings set forth below:

1.       “Act of Insolvency” shall mean (i) the filing by a Borrower of a petition in bankruptcy or a petition seeking reorganization, liquidation or similar relief, or the filing of any such petition against a Borrower which is not dismissed or stayed within 60 calendar days, (ii) the adjudication of a Borrower as bankrupt or insolvent, (iii) the seeking or consenting to the appointment of a trustee, receiver or liquidator by a Borrower or (iv) the making of a general assignment for the benefit of creditors by a Borrower or a Borrower’s admission in writing of its inability to pay its debts as they become due.

2.       “Account” shall mean, with respect to each Lender, the custodial account(s) established and maintained by Bank on behalf of each such Lender for the safekeeping of Securities and monies received by Bank from time to time.

3.       “Approved Investment” shall mean those types of securities, instruments or interests in property in which Cash Collateral may be invested or reinvested on behalf of Lenders, as set forth on Schedule I hereto (which may be amended from time to time by execution of a revised Schedule I).

4.       “Authorized Person” shall mean any person duly authorized by the Trust to give Oral and/or Written Instructions on behalf of Lenders, such persons to be designated in a Certificate of Authorized Persons which contains a specimen signature of such person.

5.       “Bank Affiliate” shall mean any affiliate of Bank, as such term is defined in Regulation W issued by the Board of Governors of the Federal Reserve System.

6.       “Book-Entry System” shall mean the Treasury/Reserve Automated Debt Entry System maintained at the Federal Reserve Bank of New York.

7.       “Borrower” shall mean those entities set forth on Schedule II hereto. The parties may agree to amend Schedule II from time to time pursuant to Article VII Section 6. Trust or WisdomTree Asset Management, Inc. (the “Adviser”) may, with Written Instructions to Bank, prohibit one or more Borrowers from borrowing Securities from one or more of the Lenders.

8.       “Business Day” shall mean any day on which all of the following are open for business:

(a) Bank; (b) the Depositories, as applicable for particular Loans; and (c) the principal exchanges or markets for the relevant Securities and/or Collateral.

9.       “Cash Collateral” shall mean U.S. dollars and such other currencies as may be agreed in writing between Bank and the Trust, on behalf of Lenders, from time to time.

10.       “Certificate of Authorized Persons” shall mean the written certificate designating Authorized Persons which the Trust shall deliver to Bank from time to time.

11.       “Collateral” shall mean Cash Collateral, Non-Cash Collateral, and such other forms as may be agreed upon by Bank and Lender from time to time in writing.

12.       “Collateral Account” shall mean, with respect to each Lender, one or more accounts established and maintained by Bank for such Lender for the purpose of holding Collateral, Approved Investments, Proceeds, negative Rebates paid by Borrowers in connection with Loans hereunder and Securities Loan Fees paid by Borrowers in connection with Loans of such Lender hereunder.

13.       “Collateral Requirement” shall mean on any Business Day (i) with respect to the loan of

U.S. Securities, an amount equal to 102% of the then-current Market Value of the Loaned Securities, (ii) with respect to the loan of Foreign Securities, an amount equal to 105% of the then-current Market Value of the Loaned Securities, except in the case of loans of Foreign Securities which are denominated and payable in U.S. Dollars, in which event the “Collateral Requirement” shall be an amount equal to 102% of the then-current Market Value of the Loaned Securities and (iii) such other percentage(s) as may be otherwise mutually agreed from time to time in writing.

14.       “Depository” shall mean The Federal Reserve Bank of New York/Treasury book-entry system, Depository Trust Company, Euroclear, CREST and any other domestic or foreign securities depository or clearing agency used for the settlement and/or custody of U.S. Securities and/or Foreign Securities, as the case may be, and their respective nominees.

15.       “Distributions” shall mean (i) amounts equivalent to all interest, dividends and other cash payments payable in respect of Loaned Securities and (ii) all non-cash distributions payable by Borrowers in respect of Loaned Securities.

16.       “Foreign Security” shall mean any Security which is cleared and principally settled outside the United States.

17.       “Government Security” shall mean any security issued or guaranteed as to principal or interest by the United States, or by a person controlled or supervised by and acting as an instrumentality of the Government of the United States pursuant to authority granted by the Congress of the United States; or any certificate of deposit for any of the foregoing; or any other security deemed by the U.S. Securities and Exchange Commission or its staff to constitute a government security for purposes of Section 2(a)(16) of the 1940 Act.

18.       “Loan” shall mean a loan of Securities on behalf of a Lender hereunder.

19.       “Loaned Security” shall mean any Security of a Lender which is subject to a Loan.

20.       “Market Value” shall mean (a) with respect to Cash Collateral, its amount as of the time of receipt thereof by Bank, unadjusted for any subsequent increases or decreases in value as a result of any investment thereof by Bank pursuant to this Agreement, and (b) with respect to Securities, Loaned Securities, and/or Non-Cash Collateral, the price of such Securities, Loaned Securities, and/or Non-Cash Collateral as quoted by a recognized pricing information service at the time Bank makes the determination of Market Value, or, if no such recognized pricing information service is reliable, the value of such Securities, Loaned Securities, and/or Non-Cash Collateral as determined by the Bank in its sole discretion (subject to Bank’s Standard of Care under this Agreement).

21.       “Non-Cash Collateral” shall mean any Government Security.

22.       “Oral Instructions” shall mean verbal instructions actually received by Bank.

23.       “Proceeds” shall mean any interest, dividends and other payments and distributions received by Bank in respect of Collateral and Approved Investments.

24.       “Rebate” shall mean the amount payable by Lender to a Borrower in connection with Loans at any time collateralized by Cash Collateral.

25.       “Securities Borrowing Agreement” shall mean the agreement pursuant to which Bank lends securities to a Borrower as agent for its customers (including Lenders) from time to time.

26.       “Securities Loan Fee” shall mean the amount payable by a Borrower to Bank pursuant to the Securities Borrowing Agreement in connection with Loans collateralized by Collateral other than Cash Collateral.

27.       “Security” means any U.S. Security and/or Foreign Security and shall include without limitation U.S. Treasury securities maintained in the Book-Entry System, any other Government Securities, common stock and other equity securities, bonds, debentures, corporate debt securities, notes, mortgages or other obligations, and any certificates, warrants or other instruments representing rights to receive, purchase or subscribe for the same, or evidencing or representing any other rights or interests therein.

28.       “Standard of Care” shall have the meaning set forth in Article V, Section 1.

“Subcustodian” shall mean a bank or financial institution (other than a Depository) which is utilized by Bank in connection with the receipt, delivery and custody of non-U.S. assets.

29.       “U.S. Security” shall mean securities which are cleared and principally settled in the United

States.

30.       “Written Instructions” shall mean written communications actually received by Bank by S.W.I.F.T., letter, facsimile or other method or system specified by Bank as available for use in connection with the services hereunder.

31.       “1940 Act” shall mean the Investment Company Act of 1940, as amended.

ARTICLE II

APPOINTMENT OF BANK; SCOPE OF AGENCY AUTHORITY

1.       Appointment; Separate Agreements. (a) The Trust hereby appoints Bank as its agent for each Lender to lend Securities in the Account of such Lender to Borrowers from time to time (except Securities which an Authorized Person has advised Bank in Written Instructions are not available to be loaned or no longer subject to the representations, warranties and covenants set forth in Article III, sub- paragraph (d) in accordance with the provisions hereof), and Bank hereby accepts appointment as such agent and agrees to so act. For the avoidance of doubt, such Written Instructions may include instructions by any Lender to Bank to restrict, for not more than 30 calendar days, lending its Securities based on certain criteria, including, but not limited to, Rebate, spread, utilization and/or Borrower concentration limits; provided, however, that the parties agree that such limitations shall be subsequently added to this Agreement via formal, written amendment if the Lender wishes for those limitations to extend beyond 30 calendar days. Bank shall have authority to do or cause to be done all acts by and on behalf of each Lender as it shall determine to be desirable, necessary or appropriate to implement and administer the Loan of securities on behalf of Lenders as contemplated by this Agreement.

This Agreement shall be deemed to create a separate agreement between Bank and each Lender to the same extent as though each such Lender had separately executed an identical agreement. Any reference to Lender in this Agreement shall be deemed to refer solely and exclusively to a particular Lender to which a given lending transaction under this Agreement relates. The rights and obligations of each Lender pursuant hereto or in connection with any transaction hereunder, are independent of, and separate and distinct from, the rights and obligations of each and every other Lender pursuant hereto or in connection with any transaction hereunder. Under no circumstances shall the rights, obligations or remedies with respect to a particular Lender constitute a right, obligation or remedy applicable to any other Lender. In particular, and without limiting the generality of the foregoing, the parties hereto agree that: (a) any event of default regarding one Lender shall not create any right or obligation with respect to any other Lender; (b) neither Bank nor any Borrower shall have any right to set off any claims of or against a Lender by applying property or rights of any other Lender, or series thereof, and (c) no Lender, or series thereof, shall have claims to, or the right to set off against, assets or property held by a Borrower on account of any other Lender or series thereof.

Until such time as a Loan is terminated and the Loaned Securities are returned to a Lender, a Borrower shall have all incidents of ownership of the Loaned Securities, including but not limited to the right to transfer the Loaned Securities to others; provided however, that the Borrower will be obligated to such Lender with respect to all Distributions. Each Lender hereby waives any and all voting rights with respect to Loaned Securities and the right to participate in any dividend reinvestment program during the term of any Loan. Lender, Trust, Adviser, and the Bank’s affiliated subadvisor to the Lender may recall Loaned Securities at any time by submitting a recall request to the Bank through the Bank’s electronic system.

(b)       Each Lender agrees that Bank may, in order to comply with certain statutory special resolution regimes (“SRRs”):

(i)	amend and/or agree in the relevant Securities Borrowing Agreement, this Agreement, any master repurchase agreement in relation to cash collateral invested into repos (if applicable) and any other agreement entered into by Bank on Lender’s behalf pursuant to this Agreement (the “Applicable Agreements”) to contractually acknowledge and agree to stays, overrides of default rights, early termination rights and potential bail-in of liabilities under the applicable SRR;

(ii)	adhere to any protocols published by the International Swaps and Derivatives Association, Inc. on Lender’s behalf, including the ISDA Resolution Stay Jurisdictional Modular Protocol and any Jurisdictional Modules thereto,[1] with respect to the Applicable Agreements; and/or

1 Available at https://www2.isda.org/functional-areas/protocol-management/protocol/24.

(iii)	take any other action on Lender’s behalf that Bank, in its sole discretion, deems to be necessary to comply with the regulations promulgated with respect to any SRR; provided however, that Bank agrees to promptly notify Lender of any such action at the same time and in the same manner as it notifies other principals in its lending program.

2.       Securities Borrowing Agreement. The Trust hereby authorizes Bank on behalf of each Lender to lend Securities in the Account, subject to the lending limitations referenced on Schedule IV (as amended from time to time by notice to the Bank), to Borrowers pursuant to Bank’s standard form(s) of Securities Borrowing Agreement as in effect from time to time, including those agreements as further described in Exhibit A, copies of which shall be made available to the Trust upon request.

3.       Loan Opportunities. Bank shall treat each Lender equitably with other lenders of like circumstances in making lending opportunities available to it hereunder, taking into account the demand for specific Securities, availability of Securities, types of collateral, eligibility of borrowers, limitations on investments of cash collateral and such other factors as Bank deems appropriate. Bank shall nevertheless have the right to decline to make any Loans pursuant to any Securities Borrowing Agreement and to discontinue lending under any Securities Borrowing Agreement in its sole discretion and without notice to the Trust.

4.       Use of Book-Entry System, Depositories and Subcustodians. The Trust hereby authorizes Bank on a continuous and on-going basis to deposit, either directly or through a Subcustodian, in the Book Entry System and the applicable Depositories all Securities eligible for deposit therein and to utilize the Book Entry System and Depositories to the extent possible in connection with its receipt and delivery of Securities, Collateral, Approved Investments and monies in connection with this Agreement. Where Securities, Collateral and Approved Investments eligible for deposit in the Book Entry System or a Depository are transferred to Lender hereunder, Bank shall identify as belonging to such Lender a quantity of Securities in a fungible bulk of Securities shown as credited to Bank’s or the applicable Subcustodian’s account on the books of the Book Entry System or the applicable Depository. Securities, Collateral and Approved Investments deposited in the Book Entry System or a Depository, either directly or through a Subcustodian, will (to the extent consistent with applicable law and practice) be represented in accounts which include only assets held by Bank or the applicable Subcustodian for customers, including but not limited to accounts in which Bank or such Subcustodian acts in a fiduciary or agency capacity.

ARTICLE III

REPRESENTATIONS, WARRANTIES AND COVENANTS

1.       The Trust hereby represents, warrants and covenants to Bank, which representations, warranties and covenants shall be deemed to be continuing and to be reaffirmed on any day that a Loan is outstanding, that:

a)	this Agreement is, and each Loan will be, legally and validly entered into by Lender, does not, and will not, violate any statute, regulation, rule, order or judgment binding on Lender, or any provision of the Trust’s plan or governing documents, or any agreement binding on any Lender or affecting its property, and is enforceable against each Lender in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency or similar laws, or by equitable principles relating to or limiting creditors’ rights generally;

b)	the person executing this Agreement and all Authorized Persons acting on behalf of the Trust has and have been duly and properly authorized to do so and the Trust has been duly and properly authorized to act on behalf of or with respect to the Lenders;

c)	each Lender is lending Securities as principal for its own account and will not transfer, assign or encumber its interest in, or rights with respect to, any Loans;

d)	except as otherwise disclosed to Bank by the Trust in Written Instructions pursuant to the next sentence in this sub-paragraph (d), all Securities in the Account are free and clear of all liens, claims, security interests and encumbrances and no such Security has been sold. The Trust shall promptly deliver to Bank Written Instructions identifying any and all Securities which are no longer subject to the representations, warranties and covenants contained in this sub-paragraph (d);

e)	on the commencement date for any Loan, Lender represents and warrants that: (i) Lender is familiar with the provisions of Rule 144 under the Securities Act of 1933 (the “Securities Act”); (ii) Lender is not, and within the preceding three months has not been, an “affiliate” of the issuer of any Securities as that term is used in Rule 144; and (iii) any Securities transferred to Bank by Lender are not “restricted securities” within the meaning of Rule 144 or otherwise subject to any legal, regulatory or contractual restrictions on transfer; and (iv) Lender is not an “insider” of issuer. For purposes of this agreement “insider” shall mean directors, officers and principal stockholders as set forth in Section 16(a)(1) under the Securities Exchange Act of 1934, as amended;

f)	the Trust agrees to identify for Bank those persons who exercise investment discretion or render investment advice with respect to securities of Lender which are available for the Program who (or whose affiliates) are Borrowers under the Program and Bank shall refrain from lending the securities of Lender to any Borrower so identified; and

g)	if at any time Lender becomes aware of, or believes that, there are Securities in the Program which Bank should not lend on such Lender’s behalf, Lender agrees to promptly notify Bank and identify such Securities.

2.       Bank hereby represents, warrants and covenants to the Trust and each Lender, which representations, warranties and covenants shall be deemed to be continuing and to be reaffirmed on any day that a Loan is outstanding, that:

a)       Bank has due authority to enter into and perform this Agreement and any transactions contemplated thereby;

b)       the execution and performance of this Agreement, including the compensation provided for herein, and any transaction contemplated thereby has been duly authorized by all necessary action, corporate or otherwise, and does not violate any law, regulation, charter, by-law or other instrument, restriction or provision, including but not limited to any applicable exemptive or other regulatory relief relied upon by Bank or any Bank Affiliate in connection with the services contemplated by this Agreement, applicable to it;

c)       this Agreement constitutes Bank’s legal, valid and binding obligation enforceable in accordance with its terms;

d)       during the term of this Agreement and until such time as Bank delivers a termination notice to Lender, there are no material impairments to the Bank’s ability to perform its duties and obligations under this Agreement;

e)       it has and will continue to have (for the duration of this Agreement) access to the necessary facilities, equipment, and personnel to perform its duties and obligations under this Agreement in compliance with its Standard of Care set forth herein, it will use adequate numbers of qualified personnel with suitable training , education, experience and skill to perform the services under this Agreement, and it is skilled and experienced in providing services similar to the services under this Agreement for customers other than the Trust; and

f)       Bank reviews the creditworthiness of all Borrowers in its program at least annually in accordance with its internal policies and procedures and will at least quarterly provide a list of approved Borrowers to Lender, noting any Borrowers removed from the approved list during the period.

ARTICLE IV

SECURITIES LENDING TRANSACTIONS

1.	General Bank Responsibilities.

(a)       Bank shall enter Loans pursuant to the Securities Borrowing Agreement and is hereby authorized to negotiate with each Borrower the amount of Rebates or Securities Loan Fees payable in connection with particular Loans, and to take all actions deemed necessary or appropriate in order to perform on Lender’s behalf thereunder, including without limitation:

(i)       initially receiving Collateral having a Market Value of not less than the Collateral Requirement;

(ii)       collecting Distributions from the Borrower and, unless otherwise agreed, crediting cash Distributions to the Account pursuant to Bank’s crediting schedule in the currency in which such Distributions are paid;

(iii)       collecting applicable Securities Loan Fees and crediting the same to the Collateral Account;

(iv)       if, as of the close of trading on any Business Day the Market Value of Collateral received by Bank from a Borrower in respect of a Loan hereunder is less than the then-current Market Value of all of the Loaned Securities, demanding additional Collateral from such Borrower for delivery on the next following Business Day in an amount such that the additional Collateral together with the Collateral then held by Bank in connection with Loans to such Borrower shall have a Market Value at the time of such demand of not less than the Collateral Requirement;

(v)       terminating Loans whenever Bank in its sole discretion elects to do so or is directed to do so by Trust. Bank shall promptly inform Trust if Bank removes a Borrower from its program that was previously approved by Lender on Schedule II; and

(vi)       evaluating and monitoring the creditworthiness of Borrowers and the lending limits established by Bank with respect to those Borrowers based upon Bank’s internal policies and procedures.

2.	Investment of Cash Collateral in Approved Investments; Principal Losses.

(a)       To the extent a Loan is secured by Cash Collateral, Bank is authorized and directed, without obtaining any further approval from Trust, to invest and reinvest all or substantially all of such Cash Collateral, including money received with respect to the investment of the same, or upon the maturity, sale, or liquidation of any such investments, in any Approved Investment in accordance with the directions of the Trust as set forth on Schedule I hereto and in compliance with the Standard of Care set forth in Section 1(a) of Article V of this Agreement. Bank shall credit all Collateral, Approved Investments and Proceeds received with respect to Collateral and Approved Investments to the Collateral Account and mark its books and records to identify a Lender’s interest therein as appropriate, it being understood that all Cash Collateral (including distributions, revenue, and other monies received in connection with the investment of Cash Collateral) credited to the Collateral Account may for purposes of investment be commingled with cash collateral held for other lenders of securities for whom Bank acts as their respective agent. Bank reserves the right, in its sole discretion, to liquidate any Approved Investment and credit the net proceeds to the Collateral Account.

(b)       Each Lender assumes the market and investment risk associated with investing and reinvesting Cash Collateral and any losses of principal or other diminution of value resulting therefrom (in any case whether realized or unrealized, collectively, “Principal Losses”) shall be at Lender’s risk and for Lender’s account. To the extent any Principal Loss results in the amount of Cash Collateral or other Collateral held by Bank for the Collateral Account of any Lender being less than the value of Cash Collateral or other Collateral as and when delivered by a Borrower (as determined by Bank at any time and from time to time and after giving effect to the mark to market provisions of the Securities Borrowing Agreement), the Trust agrees to pay or cause such Lender to pay to Bank on demand cash in an amount equal to such deficiency; provided, however, that if such amounts are not so paid, Bank is hereby authorized to immediately obtain and setoff such amounts directly from and against the Collateral Account, and, upon commercially reasonable advanced notice to the Lender, the Account. The parties hereby agree that Bank’s original demand request for payment shall serve as commercially reasonable advance notice to the extent Lender fails to satisfy such demand.

(c)       Except as otherwise provided herein, all Collateral, Approved Investments and Proceeds credited to the Collateral Account shall be controlled by, and subject only to the instructions of, Bank, and Bank shall not be required to comply with any instructions of the Trust or Lender with respect to the same.

3.	Termination of Loans.

(a)       Recall of Loaned Securities. Lender may instruct Bank to cease entering into any new Loans, or to recall any or all outstanding Loans to any Borrower at any time (in Lender’s sole discretion) by delivering Written Instructions to the Bank. Upon receiving a Written Instruction of termination from the Trust, Adviser, or a Lender that Loaned Securities should no longer be considered available Securities (whether because of the sale of such securities or otherwise), Bank shall notify promptly thereafter the Borrower which has borrowed such Loaned Securities that such Loan is terminated by the Lender and that such Loaned Securities are to be returned within the time specified by the applicable Securities Borrowing Agreement.

(b)	In addition, Bank shall terminate any Loan promptly after:

(i)	receipt by Bank of a notice of termination from a Borrower;

(ii)	receipt by Bank of Written Instructions advising it that the Borrower to whom such Loan was made is no longer a permitted Borrower of Lender’s Securities;

(iii)	receipt by Bank of Written Instructions advising that the Loaned Security is no longer subject to the representations, warranties and covenants contained in Article III;

(iv)	receipt by Bank of notice or Written Instructions advising that an Event of Default (as defined in the Securities Borrowing Agreement) has occurred and is continuing beyond any applicable grace period;

(v)	whenever Bank, in its sole discretion, elects to terminate such Loan; or

(vi)	termination of this Agreement.

Upon termination of any Loan (which shall be effected according to the standard settlement time for trades in the particular Loaned Security), including termination by the Borrower, and receipt from the Borrower of the Loaned Securities (or the equivalent thereof in the event of reorganization, recapitalization or merger of the issuer of the Loaned Securities) and any Distributions then due and subject to satisfaction of Lender’s obligations under Section 2(b) of Article IV, Bank shall return to the Borrower such amount of Collateral as is required by the Securities Borrowing Agreement and pay the Borrower any Rebates then payable.

(b)       In order for Bank to timely settle the sale of Loaned Securities, it shall be Trust’s responsibility to ensure timely notification to Bank regarding any such sale.

4.       Securities Loan Fee. Bank shall receive any applicable Securities Loan Fees paid by Borrowers and credit all such amounts received to the Collateral Account.

5.	Remedy for Borrower Insolvency; Subrogation.

(a)       If Bank provides Borrower with a notice of default pursuant to the terms of the applicable Securities Borrowing Agreement, Bank shall, within a commercially reasonable time under the prevailing circumstances and following the termination of any stay or other legal or regulatory prohibition or imposition affecting liquidation of collateral or similar exercise of rights in a default, take all actions which Bank deems necessary or appropriate to liquidate Approved Investments and Non-Cash Collateral in connection with Loans to such Borrower and, unless advised by Trust to the contrary, following such liquidation apply the proceeds thereof plus any cash Collateral to the purchase of Securities identical to the Loaned Securities (or the equivalent thereof in the event of a reorganization, recapitalization or merger of the issuer) not returned (“Replacement Securities”). If the proceeds from the liquidation of Approved Investments and/or Non-Cash Collateral are insufficient to purchase Replacement Securities, Bank shall, subject to Lender’s obligations under Section 2(b) of Article IV, pay such additional amounts as are necessary to purchase such Replacement Securities. Purchases of Replacement Securities shall be made only in such markets, in such manner and upon such terms as Bank shall consider appropriate in its sole discretion. Replacement Securities shall be credited to the Account upon receipt by Bank. If Bank is unsuccessful in purchasing any Replacement Securities, Bank shall, subject to satisfaction of Lender’s obligations under Section 2(b) of Article IV, credit to the Account cash in an amount equal to the Market Value of the Loaned Securities not returned.

In addition to making the purchases or credits required by this Paragraph (a), Bank shall credit to the Lender’s relevant account the value of all Distributions on the Loaned Securities (not otherwise credited to Lender’s Account with Bank), the record dates for which occur before the date that Bank purchases Replacement Securities or credits the Lender’s relevant account pursuant to this Paragraph (a). The value of such Distributions shall be calculated net of taxes, expenses or other deductions that would normally accrue to such Distributions. Bank shall use Collateral or the proceeds of such Collateral to the extent available to make such payments of Distributions and Bank shall be responsible for satisfying any shortfall, but only to the extent that such shortfall in the Market Value of Collateral is not due to the reinvestment risk borne by the Lender pursuant to Section 2(b) of Article IV.

(b)       The Trust agrees, without the execution of any documents or the giving of any notice, that Bank is and will remain subrogated to all of the Trust’s and Lender’s respective rights under the Securities Borrowing Agreement or otherwise (to the extent of any credit pursuant to Section 5(a) of Article IV), including but not limited to, rights with respect to Loaned Securities and Distributions, and Collateral, Approved Investments and Proceeds. The Trust agrees to execute and deliver to Bank such documents as Bank may require and to otherwise fully cooperate with Bank to give effect to its rights of subrogation hereunder.

(c)       Bank shall have no obligation to take any actions pursuant to Section 5(a) of Article IV if it believes that such action will violate any applicable statute, regulation, rule, order or judgment or the Bank’s Standard of Care under this Agreement. Lender understands and agrees that, notwithstanding the preceding paragraph 5(a), Bank may, in its sole discretion, refrain from exercising the rights and remedies that may be available to it pursuant to the Securities Borrowing Agreement in any circumstance where Bank reasonably believes it is reasonable to do so. Other than Bank’s obligations set forth in Sections 1(a)(i) and 5(a), Bank shall have no liability to the Trust and/or Lender relating to any Borrower’s failure to return Loaned Securities and no duty or obligation to take action to effect payment by a Borrower of any amounts owed by such Borrower pursuant to the Securities Borrowing Agreement.

(d)       Either Trust or Bank may terminate the provisions of Section 5(a) of Article IV with respect to any Borrower at any time by delivery of a notice to the other party specifying a termination date not earlier than the date of receipt of such notice by the other party. No such termination shall be effective with respect to then-existing rights of either party under this Section 5 or outstanding Loans hereunder.

(e)       Bank may setoff any amounts payable by Lender under this Agreement against amounts payable by Bank under Section 5(a) of Article IV.

(f)       As further described in Exhibit A, if, after Bank’s execution of the collateral shortfall indemnity set forth in Section 5(a), Bank holds excess Collateral from a defaulting Borrower, Bank shall apply such excess Collateral to offset any other amounts owed by that Borrower to other agency lending clients and, in certain circumstances, to the Bank (as principal). Excess Collateral will not be available for Lender to use for any reason. Lender does not have any rights in excess Collateral.

6.       Taxes. (a) Each Lender shall be solely responsible for all tax matters arising in connection with Loans and Approved Investments, including without limitation, determinations of whether or not any Loan or Approved Investment results in liability to it for income tax, capital gains tax, value added tax, withholding tax, stamp duties, transfer taxes or any other taxes, assessments, duties and other governmental charges, including any interest or penalty with respect thereto (“Taxes”). Without limiting the generality of the foregoing, each Lender acknowledges that the tax treatment of amounts equivalent to all interest, dividends or other cash Distributions paid with respect to Loaned Securities (“In Lieu of Distributions”) may differ from the tax treatment of the interest, dividends or other cash distributions to which such payment relates and that the Trust and/or Lender has made its own determination as to the tax treatment of any In Lieu of Distributions, remuneration or other funds received hereunder. Each Lender shall severally indemnify Bank for the amount of any Taxes that Bank or any withholding agent is required under applicable laws (whether by assessment or otherwise) to pay on behalf of, or in respect of, income earned by or payments or distributions made to or for the account of Lender (including any payment of Taxes required by reason of an earlier failure to withhold). In the event that Bank or any withholding agent is required under applicable law to pay any Taxes on behalf of Lender, Bank is hereby authorized to withdraw cash from the Account or any cash account maintained by Lender with Bank in the amount required to pay such Taxes and to use such cash for the timely payment of such Taxes in the manner required by applicable law. If the aggregate amount of cash in such cash account is not sufficient to pay such Taxes, Bank shall promptly notify the Trust of the additional amount of cash (in the appropriate currency) required, and the Trust shall, or shall cause Lender to, directly deposit such additional amount in the appropriate cash account promptly after receipt of such notice, for use by Bank as specified herein. In no event shall Bank be responsible for collecting any Taxes from Borrowers.

(b) In order to comply with Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code, collectively referred to as the Foreign Account Tax Compliance Act ("FATCA”), which may arise in connection with this Agreement, the Trust and Lender agree (i) to provide to Bank sufficient information (including any changes to the foregoing) so Bank can determine whether it has any tax withholding or other obligations under FATCA, (ii) that Bank shall be entitled to make any withholding or deduction from payments under this Agreement to the extent necessary to comply with FATCA, (iii) Bank shall not have any liability for making any such withholding or deduction, and (iv) to hold harmless Bank for any losses Lender may suffer due to the actions Bank takes to comply with FATCA. The terms of this section shall survive the termination of this Agreement.

ARTICLE V

CONCERNING BANK

1.	Standard of Care; Limitation of Liability; Indemnification.

(a)       Bank shall not be liable for any costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) incurred by Lender, except those costs, expenses, damages, liabilities or claims arising out of the negligence, fraud, bad faith, reckless disregard of its duties and obligations hereunder, willful misfeasance or willful misconduct of Bank (referred to herein as the “Standard of Care”). Bank shall have no obligation hereunder for costs, expenses, damages, liabilities or claims (including attorneys’ and accountants’ fees) which are sustained or incurred by reason of any action or inaction by the Book-Entry System or any Depository. Bank’s liability for the actions and omissions of any Subcustodian is limited to the failure on the part of Bank to exercise reasonable care in the selection, monitoring, or retention of such Subcustodian in light of prevailing settlement and securities handling practices, procedures and controls in the relevant market. With respect to any costs, expenses, damages, liabilities and claims (including attorneys’ and accountants’ fees) incurred by Lender with respect to the actions or omissions of any Subcustodian, Bank shall take appropriate action to recover the same, and absent the Bank’s failure to exercise reasonable care in the selection, monitoring, and retention of any such Subcustodian, Bank’s sole responsibility and liability to Lender shall be limited to amounts so received from such Subcustodian.

(b)       Actions taken or omitted in reliance upon Oral or Written Instructions, any Certificate of Authorized Persons or any information, order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by Bank to be genuine or bearing the signature of a person or persons reasonably believed by Bank to be authorized to sign, countersign or execute the same, shall be conclusively presumed to have been taken or omitted in good faith.

(c)       Except for any costs or expenses incurred by Bank in performing its obligations pursuant to Section 5(a) of Article IV, the Trust agrees to indemnify or cause Lender to indemnify and hold harmless Bank from and against direct losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by Bank arising out of or relating to Bank’s performance under this Agreement, except to the extent resulting from Bank’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The Parties agree that the foregoing will include reasonable counsel fees and expenses incurred by Bank in its successful defense of claims that are asserted by Trust against Bank arising out of or relating to Bank’s performance under this Agreement. Any obligations of Trust under this Section 1(c) with respect to a particular Lender will not be satisfied out of the assets of another Lender. The foregoing shall be a continuing obligation of the Trust and Lender, their respective successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement.

(d)       Subject to the limitations of liability in Section 1(e) below, Bank will indemnify and hold harmless the Trust from and against direct losses, costs, expenses, damages and liabilities (including reasonable counsel fees and expenses) incurred by the Trust as the direct result of Bank’s failure to perform its obligations under this Agreement in accordance with the Standard of Care. The foregoing shall be a continuing obligation of the Bank, its respective successors and assigns, notwithstanding the termination of any Loans hereunder or of this Agreement.

(e)       Neither party shall be liable for special, punitive, indirect, incidental, exemplary or consequential losses or damages, or lost profits or loss of business, arising under or in connection with this Agreement, even if previously informed of the possibility of such damages and regardless of the form of action.

(f)       Upon the occurrence of any event directly arising out of the services provided by Bank under this Agreement that causes any direct loss, cost, expense, damage or liability to the Trust, Bank will promptly notify the Trust of the occurrence of such event and use commercially reasonable efforts to attempt to mitigate the detrimental effects of such event and limit or avoid continuing harm to the Trust. In order that the indemnification provisions contained in this Section 1 shall apply, upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion and shall keep the other party advised with respect to all material developments concerning such claim. The party who may be required to indemnify shall have the right to control the defense of the claim, and the party seeking indemnification shall have the option to participate in the defense of such claim, at its own cost and expense. The party seeking indemnification will cooperate reasonably, at the indemnifying party’s expense, with the indemnifying party in the defense of such claim; provided, however, that the party seeking indemnification shall not be required to take any action that would impair any claim it may have against the indemnifying party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent. The indemnifying party shall not settle or compromise any claim or consent to the entry of any judgment with respect to which indemnification is being sought hereunder without the prior written consent of the party seeking indemnification, which consent shall not be unreasonably withheld, delayed or conditioned.

2.       No Obligation to Inquire. Without limiting the generality of the foregoing, Bank shall be under no obligation to inquire into, and shall not be liable for, the validity of the issue of any Securities, Collateral or Approved Investments held in the Account or the Collateral Account, or the legality or propriety of any Loans hereunder.

3.       Reliance on Borrowers’ Statements, Representations and Warranties. Bank shall be entitled to rely upon the most recently available audited and unaudited statements of financial condition and representations and warranties made by Borrowers, and Bank shall not be liable for any loss or damage suffered as a result of any such reliance.

4.	Advances; Overdrafts and Indebtedness; Security Interest.

(a)       Bank may, in its sole discretion, advance funds to any Lender in order to pay to Borrowers any Rebates or to return to Borrowers Cash Collateral to which they are entitled or to take any action prescribed under Section 5(a) of Article IV or for any other purpose pursuant to this Agreement. Bank may also credit the Account or the Collateral Account with negative Rebates and Securities Loan Fees payable by Borrowers prior to its receipt thereof. Any such credit or advance hereunder (each an “Advance”) shall be conditional upon receipt by Bank of final payment or settlement and may be reversed to the extent final payment is not received.

(b)       The Trust agrees to repay or cause Lender to repay Bank on demand the amount of any Advance or any other amount owed by Lender hereunder plus (except as may be prohibited by law) accrued interest at a rate per annum (based on a 360-day year for the actual number of days involved) equal to the overnight rate applicable to the currency of the advance or other amount owed as determined by Bank. In the event that any such Advance or other amounts owed by Lender are not so paid, Bank is hereby authorized to obtain such amounts directly from the Account or the Collateral Account. In order to secure repayment of any Advance or other indebtedness to Bank arising hereunder, the Trust and Lender hereby agree that Bank shall have a continuing lien and security interest in and right of setoff against, all assets now or hereafter held in or credited to the Account and the Collateral Account (held on Lender’s behalf) and any other property at any time held by Bank or any Bank Affiliate for the benefit of Lender; provided that Bank shall have no lien or security interest hereunder in any Security issued or guaranteed by a Bank Affiliate or if such lien or security interest is prohibited by law. Provided further, that Bank will provide the Trust or Lender with commercially reasonable advance notice of Bank’s intent to exercise its liquidation rights pursuant this Section 4. The parties hereby agree that Bank’s original demand request for payment of the Advance shall serve as commercially reasonable advance notice to the extent Lender fails to satisfy such demand. In this regard, Bank shall be entitled to all the rights and remedies of a pledgee under common law and a secured party under the applicable laws and/or regulations as then in effect. Bank and the Trust agree and acknowledge that the provisions of this Section 4 including any Advance made by Bank hereunder and any grant by Lender of any security for the repayment of any such Advance shall constitute a “securities contract,” as such term is defined in Section 741 of Title 11 of the United States Code, as amended.

5.       Advice of Counsel. Bank may, with respect to questions of law, apply for and obtain the advice and opinion of an arms-length, independent counsel To the extent Bank notifies Trust of such advice and Trust, acting reasonably and in good faith, concurs that reliance on such advice is reasonable as it relates to the Trust, Bank shall be fully protected with respect to anything done or omitted by it in good faith in conformity with such advice or opinion.

6.       No Collection Obligations. Bank shall be under no obligation or duty to take action to effect collection of, or be liable for, any amounts payable in respect of Securities or Approved Investments if such Securities or Approved Investments are in default, or if payment is refused after due demand and presentation; provided, however, Bank shall provide commercially reasonable support to Lender in its efforts to effect collection of any such amounts. Bank shall promptly notify the affected Lender of any such default or refused payment.

7.       Pricing Sources. In order to perform its valuation responsibilities with respect to Loaned Securities, Collateral and Approved Investments, Bank is authorized to utilize any commercially reasonable pricing information source used by Bank in the ordinary course of its business, and Lender agrees to hold Bank harmless from and against any loss or damage suffered or incurred as a result of errors or omissions of any such pricing information source.

8.       Agent’s Fee. In consideration for the securities lending services to be provided by Bank hereunder, Bank shall be entitled to compensation in accordance with the fee schedule set forth in Schedule III attached hereto, as may be amended from time to time by amending this Agreement pursuant to Article VII Section 6 of this Agreement.

Bank and/or Bank Affiliates may provide services with respect to Approved Investments and may receive compensation with respect to these services. Lender consents to the retention by Bank and Bank Affiliates of such compensation.

9.	Instructions.

(a)       Subject to the terms below, Bank shall be entitled to rely upon any Written or Oral Instructions actually received by Bank and reasonably believed by Bank to be duly authorized and delivered. Trust agrees that an Authorized Person shall forward to Bank Written Instructions confirming Oral Instructions by the close of business of the same day that such Oral Instructions are given to Bank. Trust agrees that the fact that such confirming Written Instructions are not received or that contrary Written Instructions are received by Bank shall in no way affect the validity or enforceability of transactions authorized by such Oral Instructions and effected by Bank.

(b)       If Bank receives Written Instructions which appear on their face to have been transmitted by an Authorized Person via (i) computer facsimile, email, the Internet or other insecure electronic method or (ii) secure electronic transmission containing applicable authorization codes, passwords and/or authentication keys, the Trust understands and agrees that Bank cannot determine the identity of the actual sender of such Written Instructions and that Bank shall conclusively presume that such Written Instructions have been sent by an Authorized Person. Lender shall be responsible for ensuring that only Authorized Persons transmit such Written Instructions to Bank and that all Authorized Persons treat applicable user and authorization codes, passwords and/or authentication keys with extreme care.

(c)       The Trust and each Lender acknowledges and agrees that it is fully informed of the protections and risks associated with the various methods of transmitting Written Instructions to Bank and that there may be more secure methods of transmitting Written Instructions than the method(s) selected by the Trust. The Trust agrees that the security procedures (if any) to be followed in connection with its transmission of Written Instructions provide to it a commercially reasonable degree of protection in light of its particular needs and circumstances.

(d)       If the Trust elects to transmit Written Instructions through an on-line communication system offered by Bank, the Trust’s use thereof shall be subject to the Terms and Conditions which are contained in the agreement for custodial services between Lender and Bank pursuant to which the Account is established hereunder, or in the absence thereof, Bank’s standard Terms and Conditions for use of such system. If the Trust elects (with Bank’s prior consent) to transmit Written Instructions through an on-line communications service owned or operated by a third party, Lender agrees that Bank shall not be responsible or liable for the reliability or availability of any such service.

10.       Disclosure of Account Information; Confidential Information. (a) It is understood and agreed that Bank is authorized to supply any information regarding the Trust, Lender, the Account and the Collateral Account which is required by any statute, regulation, rule or order now or hereafter in effect. In addition, in connection with the administration of the Program and in order to facilitate the approval of Loans, Bank is specifically authorized to disclose to each Borrower the identity of Lender as well as such other information specific to Lender (including, without limitation, business address, U.S. Tax Identification Number and lendable Securities) as is reasonably necessary in accordance with industry practice for the conduct of the Program by Bank.

(b)       Each party agrees to use the Confidential Information (defined below) of the other party solely to accomplish the purposes of this Agreement and, except in connection with such purposes or as otherwise permitted herein, not to disclose such information to any other person without the prior written consent of the other party. Notwithstanding the foregoing, Bank may: (a) use Trust and Lender’s Confidential Information in connection with certain functions performed on a centralized basis by Bank, its affiliates and joint ventures and their service providers (including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, compilation and analysis of customer-related data and storage); (b) disclose such information to its affiliates and joint ventures and to its and their service providers who are subject to confidentiality obligations and (c) store the names and business contact information of Bank’s employees and representatives relating to this Agreement on the systems or in the records of its affiliates and joint ventures and its and their service providers. In addition, Bank may aggregate information regarding Trust and Lender and the Accounts on an anonymized basis with other similar client data for Bank’s and its affiliates’ reporting, research, product development and distribution, and marketing purposes provided that Bank shall not distribute the aggregated data in a format that identifies customer-related data with respect to Trust or any particular Lender.

Bank will employ reasonable safeguards designed to protect Trust’s Confidential Information, which may include but are not limited to the use of encryption technologies, passwords and any other safeguards Bank may choose to employ. To the extent that Bank’s affiliates or other permitted agents or subcontractors have access to Confidential Information, Bank shall require that such entities are subject to terms governing confidentiality and security of such information that are substantially similar to those set forth in this Agreement. At all times, Bank shall remain responsible and liable for such entities’ compliance with the terms of this Section 10(b). Bank agrees to notify promptly the Trust of any breach of this Section 10(b) and to provide the Trust with details as to the nature and extent of the breach, including, but not limited to, the type of confidential or personal information disclosed and the identity of the recipients of such information.

“Confidential Information” means, with respect to a party, the terms of this Agreement and all non- public business and financial information of such Party (including, with respect to Trust, information regarding the Accounts and including, with respect to Bank, information regarding its practices and procedures related to the services provided hereunder) disclosed to the other party in connection with this Agreement.

(c)       The parties’ respective obligations under Section 10(b) will not apply to any such information: (a) that is, as of the time of its disclosure or thereafter becomes, part of the public domain through a source other than the receiving party; (b) that was known to the receiving party as of the time of its disclosure and was not otherwise subject to confidentiality obligations; (c) that is independently developed by the receiving party without reference to such information; (d) that is subsequently learned from a third party not known to be under a confidentiality obligation to the disclosing party or (e) that is required to be disclosed pursuant to applicable law, rule, regulation, requirement of any law enforcement agency, court order or other legal process or at the request of a regulatory authority. The parties acknowledge that the existence and terms of this Agreement are required to be publicly disclosed by the Trust pursuant to applicable law.

Without limiting the generality of the preceding paragraphs, Bank acknowledges and agrees that Trust is prohibited by law from making selective public disclosure of information regarding portfolio holdings, that disclosure of any and all such information to Bank hereunder is made strictly under the conditions of confidentiality set forth in Section 10(b) hereof and solely for the purposes of the performance of agency lending services hereunder, that any unauthorized disclosure or misuse of such information (including by Bank or any of its employees or agents, or any trading on the basis of such information by anyone in receipt of such information) may constitute a criminal offense of trading on or tipping of material inside information regarding publicly traded securities, that access to and use of any and all such information shall be restricted as described in Section 10(b) hereof, and that Bank shall apprise all such persons having access of the obligation hereunder and under applicable law to prevent unauthorized disclosure of such Confidential Information.

The parties acknowledge and agree that any breach of Section 10(b) hereof would cause not only financial damage, but irreparable harm to the other party, for which money damages will not provide an adequate remedy. Accordingly, in the event of a breach of Section 10(b) hereof, the non-breaching party shall (in addition to all other rights and remedies they may have pursuant to this Agreement and at law or in equity) be entitled to an injunction, without the necessity of posting any bond or surety, to restrain disclosure or misuse, in whole or in part, of any information in violation of Section 10(b) hereof.

11.       Statements. Bank will at least monthly furnish Trust with statements relating to Loans hereunder in a form as agreed between the parties from time to time.

12.       Force Majeure. None of the Bank, the Trust, or any Lender shall be responsible or liable for any failure or delay in the performance of its obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond its reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruptions, loss or malfunctions of utilities, transportation, computer (hardware or software) or communications service; accidents; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation.

Bank will establish, implement, maintain and periodically test systems, plans and procedures relating to data and cyber security, data privacy, disaster recovery and business continuity with respect to the services provided pursuant to this Agreement. Bank will implement an information security program consistent with the Information Security Program set forth in Exhibit B for the protection of information received from the Trust in connection with this Agreement.

13.       No Implied Duties. Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement, and no covenant or obligation shall be implied against Bank in connection with this Agreement.

14.       Not Acting as Municipal Advisor. With respect to the entering into this Agreement, any rights and obligations of Bank under this Agreement (including, without limitation, the investment of Cash Collateral by Bank) and any information and material related to the foregoing that is provided to Lender by or on behalf of Bank, Lender understands and acknowledges that:

(a)       Each of Bank, its officers, employees or agents (i) are not acting as “municipal advisors” to Lender within the meaning of Section 15B of the Securities Exchange Act of 1934, as amended (“Section 15B”), (ii) do not owe a fiduciary duty to Lender pursuant to Section 15B, and (iii) are acting for their own interests; and

(b)       This Agreement (including any amendments and related agreements) and any such information or material neither constitute a recommendation by Bank to Lender to undertake or refrain from undertaking a particular action or course of action nor constitute a recommendation that is particularized to the Lender’s specific needs, objectives or circumstances, and Lender has discussed this Agreement and any such information and material with internal or external advisors that Lender deems appropriate before entering into this Agreement and acting on such information or material.

15.       Books and Records. The books and records, directly pertaining to the Accounts, which are in the possession of Bank will be the property of Trust. Such books and records will be prepared and maintained as required by the 1940 Act and the rules thereunder. In addition, upon notification by Bank that it is in receipt of or otherwise subject to a court order, regulatory request or order, subpoena, or other similar action or context necessitating the preservation of certain records maintained by Bank for the Trust, Bank shall promptly implement reasonable measures to preserve such records in accordance with the duration or other direction specified by the Trust in accordance with Bank’s policies and procedures and cooperate in the provision to Trust of such records; provided, however, that if Bank is not able to accommodate any such request, it will reasonably assist Trust in its efforts to preserve such records, including by transmitting such records to Trust. Bank will identify on its books and records the assets belonging to Trust with respect to each Lender whether held directly or indirectly through Subcustodians or Depositories. Securities held in the Accounts will be held in registered form in the name of Bank or one of its nominees and will be segregated on Bank’s books and records from Bank’s own property. Copies of all such records shall be furnished promptly to the Lender upon request from Trust, including in connection with any regulatory request or examination, and shall at all times during the regular business hours of Bank be open for inspection by duly authorized officers or employees of the Lender. Any such access will be subject to Bank’s applicable security policies and procedures.

16.       Insurance. Bank will maintain, at its own cost, at all times during the term of this Agreement, errors and omissions insurance, fidelity bonds and such other insurance as Bank may deem appropriate, in each case in a commercially reasonable amount deemed by Bank to be sufficient to cover its potential liabilities under this Agreement, including without limitation cyber-liability insurance coverage deemed by Bank to be appropriate. Upon request, Bank agrees to provide the Trust with certificates of insurance.

17.       Cooperation. Each party to this Agreement shall cooperate with commercially reasonable requests from the other party and its independent public accountants, for information directly relating to requester’s participation in the Program (excluding confidential information of other participants and counterparties in the program) and shall take all commercially reasonable actions to provide such information; provided that the requested information is necessary and appropriate for the requester’s performance of its duties in connection with the Program and at all times subject to the confidentiality obligations set forth in Section 10 herein. Following the termination of this Agreement, Bank shall take commercially reasonable actions to terminate Loans then outstanding in accordance with the provisions hereof so that Lender can transition to a new agent lender and to provide the Lender with any reports relating to Lender’s participation in the Program as reasonably requested by the Lender (and subject to Bank’s document retention policies).

ARTICLE VI

TERMINATION

This Agreement may be terminated at any time at the option of any party hereto upon thirty (30) days prior written notice to the other party. After such notice is given or received by Bank and subject to satisfaction of Lender’s obligations under Section 2(b) of Article IV, Bank shall not make any further Loans and shall promptly take all commercially reasonable actions to terminate Loans then outstanding in accordance with the provisions hereof. The obligations and the rights of Trust, Lender and Bank under this Agreement with respect to any outstanding Loans shall survive and continue despite any termination of this Agreement until fully performed or satisfied.

ARTICLE VII

MISCELLANEOUS

1.       Exclusivity. Trust agrees that it shall not enter into any other agreement with any third party whereby such third party is permitted to make loans on behalf of Lender of Securities (as contemplated by this Agreement) held by Bank from time to time.

2.       Certificate of Authorized Persons. The Trust agrees to furnish to Bank a new Certificate of Authorized Persons in the event that any present Authorized Person ceases to be an Authorized Person or in the event that any other Authorized Persons are appointed and authorized. Until such new Certificate of Authorized Persons is received, Bank shall be fully protected in acting upon Oral Instructions, Written Instructions and/or signatures of the present Authorized Persons.

3.       Notices. Other than routine communications in the ordinary course of providing or receiving services hereunder (including Written Instructions and Oral Instructions), notices given hereunder will be: (a) addressed to Bank or Trust at the address set forth below (or such other address as either party may designate in writing to the other party) and (b) delivered either (i) by hand delivery, by certified mail, or by overnight delivery service, in each case with receipt acknowledged and postage or charges prepaid or (ii) by email (as a signed attachment) with confirmation of email receipt. All notices given in accordance with this Section will be effective upon receipt.

To the Trust:	WISDOMTREE TRUST
250 W. 34th Street
3rd floor
New York, NY 10119
Attn: Legal Department

Email: Legalnotice@wisdomtree.com

To Bank:
The Bank of New York Mellon 240
Greenwich Street
4th Floor
New York, NY 10286
Attn: Securities Lending Division

4.       Cumulative Rights and No Waiver. Each and every right granted to a party hereunder or under any other document delivered hereunder or in connection herewith, or allowed it by law or equity, shall be cumulative and may be exercised by such party from time to time. No failure on the part of any party to exercise, and no delay in exercising, any right will operate as a waiver thereof, nor will any single or partial exercise by a party of any right preclude any other or future exercise thereof or the exercise of any other right.

5.       Severability. In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations shall not in any way be affected or impaired thereby, and if any provision is inapplicable to any person or circumstances, it shall nevertheless remain applicable to all other persons and circumstances.

6.       Amendments. This Agreement may not be amended or modified in any manner except by a written agreement executed by both parties hereto.

7.       Successors and Assigns.

(a)       This Agreement shall extend to and shall be binding upon the parties hereto, and their respective successors and assigns; provided, however, that this Agreement shall not be assignable by either party without the prior written consent of the other party, such consent not to be unreasonably withheld. Any entity controlled by The Bank of New York Mellon Corporation, which shall by merger, consolidation, purchase or otherwise succeed to substantially all of the securities lending business of Bank shall, upon such succession and without any appointment or other action by the Trust, be and become successor to Bank’s right, title and interest hereunder upon commercially reasonable advance notification (if possible) to the Trust.

(b)       Bank may utilize the services of one or more Bank Affiliates as sub-agent to perform all or any portion of the services to be provided by Bank; provided, however, that Bank shall be responsible for the acts and omissions of such sub-agent to the same extent as though such acts or omissions were the acts or omissions of Bank.

8.       Governing Law; Consent to Jurisdiction; Waiver of Immunity; Jury Trial Waiver. Except to the extent superseded by federal law, this Agreement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof that would result in the application of the law of any other jurisdiction. Each party hereby irrevocably and unconditionally (i) submits to the exclusive jurisdiction of any state or federal court situated in the Borough of Manhattan, The City of New York in connection with any dispute arising hereunder; and (ii) waives, to the fullest extent it may effectively do so, any defense of an inconvenient forum to the maintenance of such action or proceeding in any such court and any right of jurisdiction on account of its place or residence or domicile. To the extent that in any jurisdiction the Trust or Lender may now or hereafter be entitled to claim, for itself or its assets, immunity from suit, execution, attachment (before or after judgment) or other legal process, it irrevocably agrees not to claim, and it hereby waives, such immunity. The Trust and Bank each hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

9.       No Third-Party Beneficiaries. In performing hereunder, Bank is acting solely on behalf of Trust and Lender and no contractual or service relationship shall be deemed to be established hereby between Bank and any other person.

10.       Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but such counterparts shall, together, constitute only one instrument.

11.       Notice to the Trust. The Trust hereby acknowledges that Bank is subject to federal laws, including the customer identification program (“CIP”) requirements under the USA PATRIOT Act and its implementing regulations, pursuant to which Bank must obtain, verify and record information that allows Bank to identify the Trust and Lender. Accordingly, prior to opening an Account hereunder, Bank will ask Lender to provide certain information including, but not limited to, the Trust’s and Lender’s name, physical address, tax identification number and other information that will help Bank to identify and verify Lender’s identity such as organizational documents, certificate of good standing, license to do business or other pertinent identifying information. The Trust and Lender agree that Bank cannot open an account hereunder unless and until Bank verifies the Trust’s and Lender’s identity in accordance with its CIP.

12.       SIPA NOTICE; Certain Losses. THE PROVISIONS OF THE SECURITIES INVESTOR PROTECTION ACT OF 1970 MAY NOT PROTECT LENDER WITH RESPECT TO LOANS HEREUNDER AND, THEREFORE, THE COLLATERAL DELIVERED TO BANK AS AGENT FOR LENDER MAY CONSTITUTE THE ONLY SOURCE OF SATISFACTION OF A BORROWER’S OBLIGATION IN THE EVENT SUCH BORROWER FAILS TO RETURN THE LOANED SECURITIES.

The Trust acknowledges that certain events including, but not limited to, the Trust's and/or Lender’s termination of any Loan or Loans or termination of participation in the Program, certain changes to the composition of Lender’s lendable Securities, extraordinary changes in market conditions or applicable interest rates or the bankruptcy, insolvency or deteriorating credit condition of any issuer of a security may result in a loss to Lender.

13.       Limitation of Liability of the Trustees and Shareholders. It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, trustees, officers, employees or agents of the Trust, personally, but shall bind only the property of the Trust, as provided in the Trust’s Declaration of Trust. The execution and delivery of this Agreement have been authorized by the trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the property of the Trust as provided in its Declaration of Trust.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective corporate officers, thereunto duly authorized, as of the day and year first above written.

WISDOMTREE TRUST, on behalf of each of its series identified on Attachment 1 hereto, severally and not jointly		THE BANK OF NEW YORK MELLON
/s/ Maria Fox
		By:	(Signature)
By:	/s/ Jonathan Steinberg
	(Signature)	Name:	Maria Fox
		Title:	Director
Name:	Jonathan Steinberg
Title:	President
/s/ David Dinardo
		By:	(Signature)

		Name:	David Dinardo
		Title:	Managing Director

SCHEDULE I

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated _October 17, 2024 by

and between

THE BANK OF NEW YORK MELLON and WISDOMTREE TRUST, on behalf of each Lender identified therein (the “Agreement”)

SECURITIES LENDING CASH COLLATERAL INVESTMENT GUIDELINES

In accordance with the Agreement between the Lender and Bank, Cash Collateral received by the Bank on behalf of the Lender shall be held and maintained in a separately managed Cash Collateral Account established and maintained by the Bank for the Lender (the “Cash Collateral Account”), the assets of which shall be invested and reinvested in one or more of the Approved Investments specified below.

While the Cash Collateral Account will be operated on a cost basis, there is no guarantee that there will not be differences from time to time between the cost and the underlying fair market value of the assets held in the Cash Collateral Account. The cost or book value of the investment assets held in the Cash Collateral Account and their fair market value may differ from time to time. This difference may result in a loss, which is the responsibility of the Lender.

All Approved Investment, Credit Quality and Concentration guidelines set forth herein shall be applicable only at time of purchase.

Approved Investments may have fixed or floating interest rate provisions. Floating rate notes will reset no less frequently than quarterly. Investment in any fixed or floating rate instrument presents unique risks, which the Trust/Lender should evaluate independently. Bank does not guarantee and is not responsible for the availability or continued existence of a floating rate reference associated with any particular instrument.

Bank and/or Bank Affiliates may provide services with respect to Approved Investments and may receive compensation with respect to these services. Lender consents to the retention by Bank and Bank Affiliates of such compensation.

A.	APPROVED INVESTMENTS

The Lender authorized Bank to invest all Cash Collateral in the following money market fund:

•	Dreyfus Institutional Preferred Government Money Market Fund - Institutional Shares

(DSVXX)

The Lender acknowledges that DSVXX is a Bank Affiliate and earns compensation with respect to the Lender’s investment in the fund.

SHAREHOLDER SERVICES FEES WITH RESPECT TO LIQUIDITY SWEEP: Pursuant to your instruction to invest Cash Collateral in the approved investment specified above, you hereby further direct Bank to make such investment through the use of its affiliated Liquidity Sweep product, which is used to direct your cash collateral to your approved investment (the “Approved Mutual Fund”). The Approved Mutual Fund, its investment adviser(s), distributor(s) and/or administrator(s) pay the Bank for services that the Bank provides with respect to the investment of Cash Collateral. These payments are based on a percentage of the average daily net assets of the holdings of the fund. The specific percentage depends upon the Approved Mutual Fund and is set forth in the prospectus and other disclosures for the Approved Mutual Fund and the Bank’s negotiated agreement with the relevant mutual fund. Approved Mutual Funds currently pay the fee to a division of the Bank that is distinct from the division that offers your securities lending program. The Bank may pay all of the fee that it receives to the agency securities lending program.

Cash Collateral may be deposited at a central bank at the then prevailing overnight interest rate (which may be negative or zero) in the event that the Bank is, acting in good faith and in a commercially reasonable manner, unable to invest such cash Collateral in the other Instruments listed above.

AGREED TO AND APPROVED BY WISDOMTREE TRUST, on behalf of each of its series identified in the Agreement, severally and not jointly		AGREED TO AND APPROVED BY THE BANK OF NEW YORK MELLON

By:	/s/ Jonathan Steinberg	By:	/s/ Maria Fox
	Jonathan Steinberg	Title	Director

Title:	President		Date: October 17, 2024

Date:

		By:	David Dinardo

		Title	Managing Director

Date: Oct 17, 2024

SCHEDULE II

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated _October 17 , 2024

by and between

THE BANK OF NEW YORK MELLON and WISDOMTREE TRUST, on behalf of each Lender identified therein (the “Agreement”)

Approved Borrowers

Below is the list of Borrowers in the Program referred to in the Agreement, as of the date of the Agreement.

US DOMESTIC

1.	The Bank of New York Mellon **
2.	Barclays Capital Inc. *
3.	BMO Capital Markets Corp.
4.	BNP Paribas Securities Corp.*
5.	BNY Mellon Capital Markets LLC **
6.	BofA Securities, Inc. *
7.	Cantor Fitzgerald & Co. *
8.	Capstone Global Master (Cayman) Limited
9.	CF Secured, LLC
10.	Charles Schwab & Co., Inc.
11.	CIBC World Markets Corporation
12.	Citadel Clearing LLC
13.	Citadel Securities LLC
14.	Citigroup Global Markets Inc. *
15.	Clear Street LLC
16.	Commerz Markets LLC
17.	Cowen and Company, LLC
18.	Credit Agricole Securities (USA) Inc.
19.	Credit Suisse Securities (USA) LLC *
20.	Daiwa Capital Markets America Inc.*
21.	D.E. Shaw U.S. Broad Market Core Alpha Extensions Custom Fund II, L.L.C.
22.	D.E. Shaw U.S. Broad Market Core Alpha Extension Custom Portfolios, L.L.C.
23.	D.E. Shaw U.S. Broad Market Core Alpha Extensions Portfolios L.L.C.
24.	D.E. Shaw U.S. Broad Market Core Alpha Plus Special Fund, L.P.
25.	D.E. Shaw U.S. Large Cap Core Alpha Extension Portfolios L.L.C.
26.	Deutsche Bank Securities Inc.*
27.	Marex Capital Markets Inc.
28.	Goldman, Sachs & Co. LLC *
29.	Guggenheim Securities LLC
30.	HBK Master Fund L.P.

31.	HRT Financial L.P.
32.	HSBC Securities (USA) Inc. *
33.	Industrial and Commercial Bank of China Financial Services LLC
34.	ING Financial Markets LLC
35.	J.P. Morgan Securities LLC. *
36.	Janney Montgomery Scott LLC
37.	Jefferies LLC *
38.	Loop Capital Markets LLC
39.	Mirae Asset Securities USA Inc.
40.	Mizuho Securities USA LLC*
41.	Morgan Stanley & Co. LLC *
42.	MUFG Securities Americas Inc.
43.	National Bank of Canada Financial, Inc.
44.	National Financial Services LLC
45.	Natixis Securities Americas LLC
46.	NatWest Markets Securities Inc.*
47.	Nomura Securities International, Inc.*
48.	Palafox Trading LLC
49.	Pershing LLC **
50.	Raymond James & Associates, Inc.
51.	RBC Capital Markets, LLC *
52.	Santander US Capital Markets LLC
53.	Scotia Capital (USA) Inc.
54.	SG Americas Securities, LLC
55.	SMBC Nikko Securities America, Inc
56.	South Street Securities LLC
57.	State of Wisconsin Investment Board acting for and on behalf of Core Retirement Investment Trust ***
58.	State of Wisconsin Investment Board acting for and on behalf of Variable Retirement Investment Trust ***
59.	State Street Bank and Trust Company
60.	Stifel, Nicolaus & Company, Inc.
61.	StoneX Financial Inc
62.	TD Prime Services LLC
63.	TD Securities (USA) LLC *
64.	Truist Securities, Inc

65.	UBS Securities LLC. *
66.	US Bancorp Investments Inc.
67.	Virtu Americas LLC
68.	Wedbush Securities Inc.
69.	Wells Fargo Bank, NA
70.	Wells Fargo Clearing Services, LLC
71.	Wells Fargo Securities, LLC *

INTERNATIONAL
1.	ABN AMRO Bank NV
2.	ABN Amro Clearing N.V.
3.	Air Canada Pension Master Trust Fund
4.	Banco Santander SA
5.	Banco Santander México, S.A., Institución de Banca Múltiple, Grupo Financiero Santander México
6.	Bank of Montreal
7.	Bank of Montreal Europe PLC
8.	The Bank of Nova Scotia
9.	Barclays Bank PLC
10.	Barclays Capital Securities Ltd.
11.	Basler Kantonalbank
12.	Bayerische Landesbank, Anstalt des öffentlichen Rechts
13.	BMO Capital Markets Limited
14.	BMO Nesbitt Burns Inc.
15.	BNP Paribas
16.	BNP Paribas Arbitrage
17.	BNP Paribas Prime Brokerage International Ltd.
18.	BofA Securities Europe SA
19.	Canaccord Genuity Corp.
20.	Canadian Imperial Bank of Commerce
21.	Capula Global Relative Value Master Fund Limited
22.	Capula Tail Risk Master Fund Limited
23.	Casgrain & Company Limited
24.	CIBC World Markets Inc.
25.	CICC Financial Trading Limited
26.	Citigroup Global Markets Europe AG
27.	Citigroup Global Markets Ltd.
28.	CN Canadian Master Trust Fund
29.	Commonwealth Bank of Australia
30.	Commerzbank AG
31.	Credit Agricole CIB
32.	Credit Suisse AG
33.	Credit Suisse International
34.	Credit Suisse Securities (Europe), Ltd.

35.	Desjardins Securities Inc.
36.	Deutsche Bank, AG
37.	Fidelity Clearing Canada ULC
38.	Goldman Sachs International
39.	Healthcare of Ontario Pension Plan Trust Fund
40.	Hong Kong & Shanghai Banking Corporation
41.	HSBC Bank PLC
42.	HSBC Continental Europe
43.	HSBC Securities (Canada) Inc.
44.	Industrial Alliance Insurance and Financial Services Inc.
45.	ING Bank NV
46.	Japan Securities Finance Co., Ltd
47.	Jefferies International Ltd.
48.	J.P. Morgan AG
49.	J.P. Morgan Securities PLC
50.	JPM Markets LTD
51.	Laurentian Bank Securities
52.	Leonteq Securities AG
53.	Lloyds Bank Plc
54.	Lloyds Bank Corporate Markets Plc
55.	Macquarie Bank Ltd.
56.	Merrill Lynch Canada Inc.
57.	Merrill Lynch International
58.	Mizuho Bank, Ltd.
59.	Morgan Stanley & Co. International, PLC
60.	Morgan Stanley MUFG Securities Co., Ltd
61.	MUFG Securities (Canada), Ltd.
62.	MUFG Securities (Europe) N.V.
63.	MUFG Securities EMEA plc
64.	National Australia Bank Ltd
65.	National Bank Financial Inc.
66.	National Bank of Canada
67.	Natixis
68.	Natixis Japan Securities Co. Ltd
69.	NatWest Markets PLC
70.	NBC Global Finance Ltd.
71.	Nomura International PLC
72.	Nomura Singapore Limited
73.	Ontario Teachers' Pension Plan Board

74.	Public Sector Pension Investment Board ***
75.	RBC Dominion Securities Inc.
76.	RBC Europe Limited
77.	Royal Bank of Canada
78.	Santander UK Plc
79.	Scotia Capital Inc.
80.	Skandinaviska Enskilda Banken AB
81.	SMBC Nikko Capital Markets Ltd
82.	SMBC Nikko Securities Inc
83.	Societe Generale
84.	The Standard Bank of South Africa Limited
85.	Standard Chartered Bank
86.	Sumitomo Mitsui Banking Corporation
87.	TD Securities Inc.
88.	Toronto Dominion Bank
89.	UBS AG
90.	Toronto Dominion South East Asia Ltd
91.	UBS Europe Se
92.	UniCredit Bank AG
93.	Zurcher Kantonalebank

* Denotes Primary US Government Securities Dealer

**Denotes Borrower is affiliate of The Bank of New York Mellon

*** The Bank of New York Mellon provides administrative and support services to Borrower

Execution Version

SCHEDULE III

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated _October 17 , 2024

by and between

THE BANK OF NEW YORK MELLON and WISDOMTREE TRUST, on behalf of each Lender identified therein (the “Agreement”)

In consideration for the securities lending services to be provided by Bank hereunder, Bank shall be entitled to the following:

Bank shall retain [_____] percent ([____]%) of the net securities lending revenues generated under this Agreement as compensation for its securities lending services and each Lender shall be entitled to the remainder of such net securities lending revenues. For purposes hereof, net securities lending revenues shall mean (i) all Securities Loan Fees derived from Bank’s acceptance of Non Cash Collateral plus (ii) all negative Rebates paid by the Borrowers in respect of Loans plus (iii) all interest, dividends and other similar earnings from the investment and reinvestment of Cash Collateral, minus Rebates paid by Bank to the Borrowers in respect of Loans. Bank is hereby authorized to charge such compensation against and collect and/or retain such compensation from the revenues derived from the securities lending activities conducted on behalf of each Lender pursuant to this Agreement.

Net securities lending revenues may be received in different currencies. The Trust and/or each Lender may request that Bank, as its agent, convert these net securities lending revenues into a base currency. The Trust and/or each Lender acknowledges and agrees that Bank may, in its sole and absolute discretion and subject to applicable laws, choose to execute the spot FX transactions with The Bank of New York Mellon or an Affiliate using a pricing program selected by Bank. Further details on how we carry out FX conversion is available in the “Agency Securities Lending Foreign Exchange Pricing Disclosure”, a copy of which will be made available to the Trust and/or each Lender.

The fees paid to Bank hereunder are solely in consideration of securities lending services rendered by Bank and are in addition to any other fees or compensation to which the Bank (or any Bank Affiliate) may be entitled for services rendered for the Trust and/or each Lender under other agreements.

SCHEDULE IV

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated October 17 , 2024

by and between

THE BANK OF NEW YORK MELLON and WISDOMTREE TRUST , on behalf of each Lender identified therein (the “Agreement”)

SECURITIES LENDING LIMITATIONS

Notwithstanding any other provision of this Agreement, the Trust and Bank agree that at the initiation of each Loan, the aggregate market value of Lender's Loaned Securities outstanding pursuant hereto, (and after giving effect to such Loan) shall not exceed an amount equal to 33 1/3% of the aggregate Market Value of Lender’s total assets (calculated in accordance with the Securities and Exchange Commission’s interpretations with respect to the value of Collateral held by Bank on behalf of Lender) as recorded on the books and records of the Bank for Lender (the “Lending Limit”). If the Lending Limit shall be exceeded for any reason at any time subsequent to the making of a Loan, Bank shall recall outstanding Loans by the amount of such excess no later than the close of business on the following Business Day to the extent commercially practicable. In the event that the Bank is unable to initiate the recall of such outstanding Loans by the close of such following Business Day, Bank shall use its best efforts to promptly notify Lender of such fact.

ATTACHMENT 1

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated _October 17 2024 by

and between

THE BANK OF NEW YORK MELLON and WISDOMTREE TRUST, on behalf of each of its series identified herein (each, a “Lender” and collectively, the “Lenders”) (the “Agreement”)

LIST OF LENDERS

Below is the list of the “Lenders” referred to in the Agreement.

List of Funds	Ticker	Tax ID
WisdomTree Interest Rate Hedged U.S. Aggregate Bond Fund	AGZD	[OMITTED]
WisdomTree U.S. SmallCap Fund	EES	[OMITTED]
WisdomTree U.S. Total Dividend Fund	DTD	[OMITTED]
WisdomTree U.S. SmallCap Dividend Fund	DES	[OMITTED]
WisdomTree U.S. MidCap Fund	EZM	[OMITTED]
WisdomTree U.S. Efficient Core Fund	NTSX	[OMITTED]
WisdomTree U.S. LargeCap Fund	EPS	[OMITTED]
WisdomTree U.S. High Dividend Fund	DHS	[OMITTED]
WisdomTree U.S. SmallCap Quality Growth Fund	QSML	[OMITTED]
WisdomTree U.S. MidCap Dividend Fund	DON	[OMITTED]
WisdomTree U.S. LargeCap Dividend Fund	DLN	[OMITTED]
WisdomTree U.S. Quality Dividend Growth Fund	DGRW	[OMITTED]
WisdomTree U.S. SmallCap Quality Dividend Growth Fund	DGRS	[OMITTED]
WisdomTree U.S. Multifactor Fund	USMF	[OMITTED]
WisdomTree U.S. Value Fund	WTV	[OMITTED]
WisdomTree U.S. MidCap Quality Growth Fund	QMID	[OMITTED]
WisdomTree U.S. Quality Growth Fund	QGRW	[OMITTED]
WisdomTree 1-3 Year Laddered Treasury Fund	USSH	[OMITTED]
WisdomTree 7-10 Year Laddered Treasury Fund	USIN	[OMITTED]
WisdomTree Bianco Total Return Fund	WTBN	[OMITTED]
WisdomTree Floating Rate Treasury Fund	USFR	[OMITTED]
WisdomTree Efficient Gold Plus Equity Strategy Fund	GDE	[OMITTED]
WisdomTree International Efficient Core Fund	NTSI	[OMITTED]
WisdomTree Emerging Markets Efficient Core Fund	NTSE	[OMITTED]
WisdomTree Efficient Gold Plus Gold Miners Strategy Fund	GDMN	[OMITTED]
WisdomTree Yield Enhanced U.S. Aggregate Bond Fund	AGGY	[OMITTED]
WisdomTree Bloomberg U.S. Dollar Bullish Fund	USDU	[OMITTED]
WisdomTree Emerging Currency Strategy Fund	CEW	[OMITTED]
WisdomTree Managed Futures Strategy Fund	WTMF	[OMITTED]

WisdomTree Target Range Fund	GTR	[OMITTED]
WisdomTree PutWrite Strategy Fund	PUTW	[OMITTED]
WisdomTree Enhanced Commodity Strategy Fund	GCC	[OMITTED]
WisdomTree Yield Enhanced U.S. Short-Term Aggregate Bond Fund	SHAG	[OMITTED]
WisdomTree U.S. Corporate Bond Fund	QIG	[OMITTED]
WisdomTree U.S. High Yield Corporate Bond Fund	QHY	[OMITTED]
WisdomTree Interest Rate Hedged High Yield Bond Fund	HYZD	[OMITTED]
WisdomTree U.S. Short-Term Corporate Bond Fund	QSIG	[OMITTED]
WisdomTree Emerging Markets Corporate Bond Fund	EMCB	[OMITTED]
WisdomTree Voya Yield Enhanced USD Universal Bond Fund	UNIY	[OMITTED]
WisdomTree Mortgage Plus Bond Fund	MTGP	[OMITTED]
WisdomTree U.S. AI Enhanced Value Fund	AIVL	[OMITTED]
WisdomTree International AI Enhanced Value Fund	AIVI	[OMITTED]
WisdomTree International Equity Fund	DWM	[OMITTED]
WisdomTree Dynamic Currency Hedged International Equity Fund	DDWM	[OMITTED]
WisdomTree Emerging Markets SmallCap Dividend Fund	DGS	[OMITTED]
WisdomTree Dynamic Currency Hedged International SmallCap Equity Fund	DDLS	[OMITTED]
WisdomTree International SmallCap Dividend Fund	DLS	[OMITTED]
WisdomTree Japan SmallCap Dividend Fund	DFJ	[OMITTED]
WisdomTree Japan Hedged SmallCap Equity Fund	DXJS	[OMITTED]
WisdomTree Emerging Markets ex-State-Owned Enterprises Fund	XSOE	[OMITTED]
WisdomTree Global High Dividend Fund	DEW	[OMITTED]
WisdomTree Emerging Markets ex-China Fund	XC	[OMITTED]
WisdomTree International MidCap Dividend Fund	DIM	[OMITTED]
WisdomTree International High Dividend Fund	DTH	[OMITTED]
WisdomTree Emerging Markets High Dividend Fund	DEM	[OMITTED]
WisdomTree Japan Hedged Equity Fund	DXJ	[OMITTED]
WisdomTree Global ex-U.S. Quality Dividend Growth Fund	DNL	[OMITTED]
WisdomTree Emerging Markets Quality Dividend Growth Fund	DGRE	[OMITTED]
WisdomTree Europe SmallCap Dividend Fund	DFE	[OMITTED]
WisdomTree International LargeCap Dividend Fund	DOL	[OMITTED]
WisdomTree International Hedged Quality Dividend Growth Fund	IHDG	[OMITTED]
WisdomTree International Quality Dividend Growth Fund	IQDG	[OMITTED]
WisdomTree Europe Hedged SmallCap Equity Fund	EUSC	[OMITTED]
WisdomTree Emerging Markets Multifactor Fund	EMMF	[OMITTED]
WisdomTree Europe Quality Dividend Growth Fund	EUDG	[OMITTED]
WisdomTree International Multifactor Fund	DWMF	[OMITTED]
WisdomTree China ex-State-Owned Enterprises Fund	CXSE	[OMITTED]
WisdomTree Europe Hedged Equity Fund	HEDJ	[OMITTED]
WisdomTree Battery Value Chain and Innovation Fund	WBAT	[OMITTED]
WisdomTree BioRevolution Fund	WDNA	[OMITTED]
WisdomTree Artificial Intelligence and Innovation Fund	WTAI	[OMITTED]

WisdomTree Cloud Computing Fund	WCLD	[OMITTED]
WisdomTree New Economy Real Estate Fund	WTRE	[OMITTED]
WisdomTree Alternative Income Fund	HYIN	[OMITTED]
WisdomTree Cybersecurity Fund	WCBR	[OMITTED]
WisdomTree Emerging Markets Local Debt Fund	ELD	[OMITTED]
WisdomTree Interest Rate Hedged U.S. Aggregate Bond Fund	AGZD	[OMITTED]
WisdomTree U.S. SmallCap Fund	EES	[OMITTED]
WisdomTree U.S. Total Dividend Fund	DTD	[OMITTED]
WisdomTree U.S. SmallCap Dividend Fund	DES	[OMITTED]

EXHIBIT A

to

SECURITIES LENDING AUTHORIZATION AGREEMENT

dated October 17, 2024

by and between

THE BANK OF NEW YORK MELLON and WISDOMTREE TRUST, on behalf of each Lender identified therein (the “Agreement”)

ENGLISH LAW MASTER AGREEMENT NETTING SUPPLEMENT

The following provisions shall apply to, amend and supplement the Agreement (the “Supplement”).

In consideration of the mutual covenants set forth in the Agreement and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto, each intending to be legally bound, do hereby agree as follows:

1.	Authorization. Lender hereby authorizes Bank and agrees that Bank may enter into loans under any of the following forms of agreements related to international securities lending, including the Global Master Securities Lending Agreement (“GMSLA”) (in a currently existing industry standard form or any variation thereof, or as subsequently amended or modified by Bank in its discretion). Each GMSLA shall be considered a “Securities Borrower Agreement” under the Agreement (together, the “Global Securities Borrowing Agreements”) and that Bank shall have the authority to negotiate and agree to the terms of any such Global Securities Borrowing Agreement and any associated security agreements. Copies of the proforma Global Securities Borrowing Agreements are available upon request. Notwithstanding any term or depiction or descriptions used in the Agreement, “Borrower” for the purposes of this Supplement shall include a party acting as a securities lending borrower or repo counterparty (as applicable).

2.	Netting arrangements.

Bank shall enter into security arrangements (“Security Arrangements”) with the Borrower whereby, in respect of any Global Securities Borrowing Agreement between such Borrower and Bank as agent on behalf of all its clients (including each Lender), the Borrower grants a security interest to Bank in relation to all amounts payable under the Global Securities Borrowing Agreements following an event of default by the Borrower. Such amounts represent excess amounts payable by these clients (including each Lender) to Borrower following a termination of the applicable Global Securities Borrowing Agreement as a result of a Borrower event of default. Following a Borrower event of default, such amounts will be available to Bank to apply to any amounts due to all the clients (including each Lender) by the Borrower under their Global Securities Borrowing Agreements.

The proforma will also contain language permitting the lender into securities loans under a pledge collateral structure, but Bank will not carry out this type of securities loan without Lender’s further permission.

To the extent Bank has entered into repurchase transactions on each Lender’s behalf under a Global Master Repurchase Agreement (“GMRA”) with a Borrower that also has in place a Global Securities Borrowing Agreement, any excess amounts under the GMRA payable to the Borrower shall also be subject to the Security Arrangements described in the preceding paragraph.

Bank may only utilize excess Collateral provided to or for Lender under the Global Securities Borrowing Agreements to the extent that any exposure of Lender for which that Collateral is being held under the Security Arrangements is first satisfied in full.

3.	It is hereby further understood and agreed by each Lender:

a.	In order to give effect to the benefits provided by the Security Arrangements to Bank’s securities lending clients (including Lender), Lender hereby waives any rights it may have to apply, set-off and/or consolidate any and all amounts and Collateral due to the Borrower following an event of default under any Global Securities Borrowing Agreement with the Borrower against any other obligations owed and/or amounts payable (arising under any agreement with the Borrower and whether actual or contingent) to Lender by the Borrower.

b.	In relation to any claims against Bank available to Lender in accordance with the terms of the Agreement (as a result of an event of default by the Borrower) including any claims relating to any loss, payments, costs and/or expenses being for the account of the Bank, such claims against Bank shall only take effect after enforcement of all assets and rights under the Security Arrangements in respect of such Borrower and of all rights and remedies available to Bank under such Security Arrangements. Nothing contained herein shall amend or vary any obligation of Bank to Lender under the Agreement.

4.	Authority. Each party represents and warrants to the other party that it has the power and authority to execute and deliver this Supplement and effect the amendments to the terms of the Agreement thereby and all necessary consents therein and perform its obligations under this Supplement and has taken all necessary action to authorize such execution, delivery and performance.

5.	This Supplement shall be construed in accordance with the laws of the State of New York, without giving effect to the conflict of law provisions thereof that would result in the application of the law of any other jurisdiction.

6.	Except as expressly amended hereby, all of the provisions of the Agreement shall continue in full force and effect; and are hereby ratified and confirmed in all respects. Upon the effectiveness of this Supplement, all references in the Agreement to “this Agreement” (and all indirect references such as “herein”, “hereby”, “hereunder” and “hereof”) shall be deemed to refer to the Agreement as amended and supplemented by this Supplement.

7.	This Supplement may be executed in two or more counterparts, each of which shall be an original, but all of which shall constitute but one agreement.

IN WITNESS WHEREOF, the parties have executed this Supplement as of the date set forth below.

THE BANK OF NEW YORK MELLON		WISDOMTREE TRUST on behalf of each of its series identified in the Agreement, severally and not jointly

By:	/s/ Maria Fox	By:	/s/ Jonathan Steinberg
Name:	Maria Fox	Name:	Jonathan Steinberg
Title:	Director	Title:	President
Date:	Oct 17, 2024	Date:

By:	/s/ David Dinardo
Name:	David Dinardo
Title:	Managing Director
Date:	Oct 17, 2024

Exhibit B

Information Security Program

Capitalized terms not defined herein shall have the meaning set forth in the Agreement.

I.	Information Security Program Overview.

A.	“Services” means the services provided under the Agreement.

B.       During the term of the Agreement, Bank will implement and maintain an information security program ("ISP") with written policies and procedures reasonably designed to protect the confidentiality and integrity of the Trust’s Confidential Information provided to Bank in accordance with the Agreement and when in Bank’s possession or under Bank’s control (“Customer Data”). The ISP will include administrative, technical and physical safeguards, appropriate to the type of Customer Data concerned, reasonably designed to: (i) maintain the integrity, confidentiality and availability of Customer Data; (ii) protect against anticipated threats or hazards to the security or integrity of Customer Data; (iii) protect against unauthorized access to or use of Customer Data that could result in substantial harm or inconvenience to the Trust or its clients, and (iv) provide for secure disposal of Customer Data.

C.       Bank’s program is dynamic and may be modified to address technological changes or changes in the threat landscape, Bank’s business activities or other factors. Bank reserves the right to modify the ISP at any time, provided that Bank shall not diminish the overall level of protection this Exhibit is intended to provide.

II.	Security Incident Response and Notice.

A.       Bank will maintain a documented incident management process designed to ensure timely detection of security events and response thereto.

B.       In the event of a declared Security Incident, Bank will (i) promptly notify the Trust, (ii) provide updates to Trust regarding Bank’s response and (iii) use reasonable efforts to implement measures designed to prevent a reoccurrence of Security Incidents of a similar nature.

C.       “Security Incident” means any known loss or unauthorized access, disclosure, use, alteration or destruction of Customer Data.

III.       Governance. Bank shall upon request (i) provide a copy of its most recent SSAE-18 or equivalent external audit report to Trust, which Trust may disclose solely to its internal or external auditors that are subject to written confidentiality obligations to use reasonable care to safeguard the report and not to disclose the report to any third party or use the report for any purpose other than evaluating Bank’s security controls; (ii) engage a third party provider to perform penetration testing of Bank systems used to provide the Services and, upon request, provide the Trust confirmation of such testing, and (iii) participate in the Trust’s reasonable information security due diligence questionnaire process.

A.       Bank shall also, no more than once in any 12 month period and upon request, on a mutually agreed date during business hours and subject to Bank’s facility security policies and availability of personnel:

(i)       meet with the Trust subject matter experts in a Bank clean room to review information security policies, procedures and similar related information; provided that no documentation may be copied, disclosed to any third party, or transmitted or removed from Bank premises except as mutually agreed in writing; and

(ii)       permit access to a Bank data center used to process Customer Data and provide the services under this Agreement by no more than three Trust representatives, including employees of a regulatory or supervisory authority of Trust that is also a regulatory or supervisory authority of Bank, for a maximum of 3 hours in order to conduct a visual inspection of the environment and its controls.

Notwithstanding any provision in the Agreement to the contrary, the Trust shall not disclose any verbal or written information obtained during the foregoing meetings described in above subsections (i)-(ii) to any third party or use it for any purpose other than evaluating Bank’s security controls, without Bank’s prior written consent. The Trust shall reimburse Bank for any costs and expenses reasonably incurred in connection with the Trust’s review (including that of the regulatory or supervisory authority personnel) of Bank’s security controls and data center.

IV.	Network and Communications Security.

A.       Asset Management. Bank will maintain an inventory of its system components, hardware and software used to provide the Services, and will review and update such inventory in accordance with the ISP.

B.       Change Management. Bank shall require that changes to its network or software used to provide the Services are tested and applied pursuant to a documented change management process.

C.       Security Monitoring. Bank will monitor cyber threat intelligence feeds daily. Bank will deploy Denial of Service (DoS) and Distributed DoS solutions.

D.       Network Segmentation. Bank’s infrastructure utilizes a multi-tier architecture, including a DMZ, to isolate the internal infrastructure from external networks. Traffic from external sources will traverse firewalls and pass through multiple layers of malware protection prior to processing. Bank’s production environment used to provide the Services will be segregated from pre-production regions and Bank’s internal segment.

E.       Vulnerability Management. Bank will maintain a documented process to identify and remediate security vulnerabilities affecting its systems used to provide the services. Bank will classify security vulnerabilities using industry recognized standards and conduct continuous monitoring and testing of its networks, hardware and software including regular penetration testing and ethical hack assessments. Bank will remediate identified security vulnerabilities in accordance with its process.

F.       Malicious Code. Bank will deploy industry standard malicious code protection and identification tools across its systems and software used to provide the services.

G.       Communications. Bank will protect electronic communications used in the provision of services, including instant messaging and email services, using industry standard processes and technical controls and in accordance with the ISP.

V.       Application Security. The ISP will require that in-house application development be governed by a documented secure software development life cycle methodology, which will include deployment rules for new applications and changes to existing applications in live production environments.

VI.       Logging. The ISP will require the maintenance of network and application logs as part of Bank’s security information and event management processes. Logs are retained in accordance with law applicable to Bank’s provision of the services as well as Bank’s applicable policies. Bank uses various tools in conjunction with such logs, which may include behavioral analytics, security monitoring case management, network traffic monitoring and analysis, IP address management and full packet capture.

VII.	Data Security.

A.       Identity & Access Management. Bank will implement reasonable and industry recognized user access rules for users accessing Customer Data based on the need to know and the principle of least privilege, and including user ID and password requirements, session timeout and re-authentication requirements, unsuccessful login attempt limits, privileged access limits and multifactor authentication or equivalent safeguard where risk factors indicate that single factor authentication is inadequate.

B.       Data Segregation. The ISP will require that (i) Customer Data is stored in either physically or logically segregated databases from other Bank data and (ii) different databases are maintained for development, testing, staging and production environments used in the provision of services.

C.       Encryption. Bank will (i) encrypt Customer Data in transit to an external network using transport layer security or other encryption method and (ii) protect Customer Data at rest, in each case as Bank determines to be appropriate in accordance with the ISP and law applicable to Bank’s provision of the services.

D.       Remote Access. The ISP will restrict remote access to Bank systems to authorized users using multifactor authentication or equivalent safeguard, and will require such access to be logged.

E.       Devices. Bank will restrict the transfer of Customer Data from its network to mass storage devices. Bank will use a mobile device management system or equivalent tool when mobile computing is used to provide the services. Applications on such authenticated devices will be housed within an encrypted container and Bank will maintain the ability to remote wipe the contents of the container.

F.       Data Leakage Prevention (DLP). Bank will deploy DLP tools reasonably designed to help detect and prevent unauthorized transfers of Customer Data outside Bank’s network.

G.       Disposal. Bank will maintain chain of custody procedures and require that any Customer Data requiring disposal be rendered inaccessible, cleaned or scrubbed from such hardware and/or media using industry recognized methods.

VIII.       Personnel. Bank will undertake background checks during the recruitment process of personnel involved in the provision of the services, subject to applicable laws, and require its personnel involved in the provision of services to undertake annual training on the aspects of the ISP applicable to the personnel’s job function.

IX.       Physical Security. Bank will deploy perimeter security such as barrier access controls around its facilities processing or storing Customer Data. The ISP will include (i) procedures for validating visitor identity and authorization to enter the premises, which may include identification checks, issuance of identification badges and recording of entry purpose of visit and (ii) physical security policies for personnel, such as a “clean desk” policy. In accordance with its ISP and applicable law, Bank will install closed circuit television (“CCTV”) systems and CCTV recording systems to monitor and record access to controlled areas, such as data centers and server rooms.

X.       Subcontracting. Bank will implement a third party governance program designed to provide oversight over unaffiliated third parties used to provide the Services (“Subcontractors”).

BCP/DR. Bank will implement business continuity and disaster recovery plans designed to minimize interruptions of service and ensure recovery of systems and applications used to provide the services. Such plans shall cover the facilities, systems, applications and employees that are critical to the provision of the services, and will be tested at least annually to validate that the recovery strategies, requirements and protocols are viable and sustainable.